Exhibit 10(d)

AMENDED AND RESTATED
DEFERRED STOCK UNIT AWARD AGREEMENT
(with related Dividend Equivalent Rights)
(Canadian Directors)
Tim Hortons Inc.
Date
THIS AGREEMENT, made effective as of the day of , (the “Effective Date”) is between Tim Hortons Inc., a Federal corporation incorporated under the Canada Business Corporations Act (the “Company”) and (the “Grantee”);
WHEREAS, pursuant to Section 4 of the Tim Hortons Inc. Non-Employee Director Deferred Stock Unit Plan (the "Plan"), the Company may grant, from time-to-time, to the Grantee Elective DSUs, Formula DSUs, Voluntary Formula DSUs and Discretionary DSUs (all as defined in the Plan and collectively referred to herein as "DSUs" or, individually, a "DSU") with related Dividend Equivalent Rights;
AND WHEREAS, each grant of DSUs shall be evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the respective DSU grant;
AND WHEREAS, the Grantee serves as a director of the Company and is not otherwise employed by the Company or its subsidiaries ("Subsidiaries") in any capacity and is therefore eligible to participate in the Plan;
AND WHEREAS, subject to the terms of the Plan and this Agreement, the DSUs awarded to the Grantee under this Agreement will vest and be paid to the Grantee after the Grantee ceases to serve as a director of the Company;
AND WHEREAS, the Company has determined that the Grantee is subject to the tax laws of the Canada (and not subject to tax under the laws of the United States) in respect of the DSUs granted hereunder;
NOW, THEREFORE, the Parties agree as follows:

1	Award.
1.1    The Company hereby grants to the Grantee awards (the "Awards") of the number of Formula DSUs, Voluntary Formula DSUs, Elective DSUs and Discretionary DSUs as set out on Schedule A hereto with an equal number of related Dividend Equivalent Rights on the date(s) of grant (each, a "Grant Date") set forth on Schedule A. Grants of DSUs are subject to certain administrative determinations to be made by the Human Resource and Compensation Committee of the Company (the "Committee") from time-to-time, which are described on Schedule A and which, unless otherwise specified on Schedule A, shall apply in respect of all existing and future Awards; provided that no such administrative determination will impair the rights of the Grantee without the consent of the Grantee, except as may be permitted pursuant to Section 11 of this Agreement. Each DSU is a bookkeeping entry, equivalent in value to one common share of Company or any other securities into which such share is converted or for which such share is exchanged ("Share"). Distributions and payments for DSUs and Dividend Equivalent Rights shall be made in accordance with the terms of Section 5 and 6 hereof, respectively. The DSUs and related Dividend Equivalent Rights granted pursuant to the Awards were subject to the execution and return of this Agreement by the Grantee. On a quarterly basis, the Company will deliver to the Grantee an updated Schedule A setting out the total number of DSUs that have been granted to the Grantee under the Plan and pursuant to this Agreement from the Effective Date to the date of such Schedule. Grantee shall be deemed to have (i) accepted and agreed to the terms and conditions of the Awards and other information described on the Schedule and (ii) confirmed their agreement and acknowledgment that the terms of this Agreement continue to apply in full force and effect to all such future Awards, unless Grantee notifies the Company within 15 business days after receipt of the respective quarterly Schedule A.
1.2    Each Dividend Equivalent Right is a bookkeeping entry, equivalent in value to the cash dividends or other distributions that are or would be payable with respect to the number of DSUs held by the Grantee if the DSUs were Shares. Dividend Equivalent Rights shall be converted into additional DSUs based on the Fair Market Value of a Share on the date such dividend is paid. "Fair Market Value" or "FMV" on any relevant date shall mean the closing price for Shares traded on the Toronto Stock Exchange, or if the Committee elects on or prior to such date, the New York Stock Exchange, for the immediately preceding date on which the Toronto Stock Exchange or New York Stock Exchange, as applicable, is open for trading. Any additional DSUs granted pursuant to this Section shall be subject to the same terms and conditions applicable to the DSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 5, inclusive, of this Agreement. In the event that a DSU is forfeited pursuant to Section 5 hereof, the related Dividend Equivalent Right shall also be forfeited.
1.3    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2	Restrictions on Transfer.
The DSUs and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3	Vesting.
All DSUs and accompanying Dividend Equivalents Rights granted hereunder shall vest upon the Grantee's separation from service. For purposes of this Agreement, "separation from service" shall occur on the earliest date on which both the following conditions have been met: (i) the Grantee has ceased to be employed by the Company or any of its Subsidiaries for any reason whatsoever and (ii) the Grantee is not a member of the Board of Directors of the Company or any of its Subsidiaries.

4	Effect of Change of Shares Subject to the Plan.
In the event of a Change in Capitalization (as defined in the Tim Hortons Inc. 2012 Stock Incentive Plan (the "2012 Stock Plan")), the Committee shall conclusively determine the appropriate adjustments, if any, to the Grantee's outstanding DSUs. If adjustments are to be made, they shall be made in the same manner as adjustments are made to awards that are outstanding under the 2012 Stock Plan. Adjusted DSUs shall remain subject to the same conditions that were applicable to the DSUs prior to the adjustments, provided that, notwithstanding the foregoing, any adjustment to a DSU shall be on the basis that the amounts payable under such DSU shall continue to depend on the FMV of the Shares of the Company, or a corporation related thereto, at a time within the period beginning one year before the Grantee's separation from service and ending at the time of receipt of payment.

5	Distributions.
All DSUs granted to Grantee under the Agreement shall be paid out in a lump sum as soon as administratively possible following separation from service, but no later than 30 days after separation from service, unless the Grantee has filed an election, in accordance with the provisions of Section 4.7 of the Plan, to defer the payment of the DSUs subject to such election. Notwithstanding the foregoing, and for greater certainty, Formula DSUs (not including Voluntary Formula DSUs or Elective DSUs) and, unless otherwise set out on Schedule A hereto with respect to a specific Award, Discretionary DSUs, shall be forfeited and no payment shall be made in respect thereof if the Grantee's separation from service is as a result of the Grantee being removed from service due to the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries.

6	Payment.
All DSUs shall be paid in cash based on the Fair Market Value of a Share on the date of the Grantee's separation from service in accordance with the administrative determinations made by the Committee from time-to-time regarding the payments of DSUs upon settlement, which shall be noted on Schedule A from time-to-time, as applicable. Notwithstanding the foregoing, the Company shall be entitled to withhold and/or deduct any and all amounts required to be withheld from any payment hereunder on account of taxes or other governmental charges.

7	No Right to Continued Service.
Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continuance of service as a Board member or otherwise as an employee of the Company or any of its Subsidiaries.

8	Residency of Grantee.
The Grantee certifies that he or she is a resident of Canada for Canadian and U.S. income tax purposes and is not subject to U.S. income tax in respect of the DSUs covered by this Agreement. The Grantee hereby agrees to notify the Company within 15 business days of any change in his or her residency for Canadian and U.S. income tax purposes.

9	Grantee Bound by the Plan.
The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings attributed to such terms in the Plan.
In the event of a separation of service as a result of the death or disability of the Grantee, the payment in respect of the DSUs held by the Grantee shall be made to the Grantee's estate or legal representatives, as applicable.

10	Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto; provided, however, that (a) Grantee shall be deemed to have accepted, without signature required, the terms and conditions of this Agreement applicable to future grants, unless notice of objection is made, as described in Section 1 hereof and (b) nothing herein shall restrict the Committee's right to amend this Agreement without the Grantee's consent and without additional consideration to the Grantee to the extent necessary to avoid penalties arising under Section 409A of the Code, or to comply with the requirements of Regulation 6801(d) under the Income Tax Act (Canada) (the "ITA"), even if those amendments reduce, restrict or eliminate rights granted under this Agreement before those amendments are adopted.

11	Notice.
All notices and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Company:
Tim Hortons Inc.
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Attn:     Executive Vice President, General Counsel and Secretary

Fax:     905-845-2931

If to Grantee:

Name:
Address:

Tel:
Fax:
Email:

Either party may send any notice or other communication hereunder to the intended recipient at the address, facsimile number or electronic mail address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address, facsimile number or electronic mail address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12	Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13	Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14	Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

15	Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee's heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16	Entire Agreement.
This Agreement and the terms and conditions of the Plan, including the provisions of the 2012 Stock Plan to the extent specifically referred to herein or directly applicable to the terms hereof, constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17	Headings.
The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18	Counterparts.
This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

19	Compliance with Section 409A.
This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and is intended not to be a "salary deferral arrangement" (a "SDA") within the meaning of the ITA, and shall be interpreted and administered consistent with such intent. To the extent that the interpretation and administration of this Agreement in accordance with Section 409A of the Code would cause any of the arrangements contemplated herein to be a SDA, then for any Grantee who is subject to the ITA and not subject to Section 409A of the Code, the Agreement shall be interpreted and administered with respect to such Grantee so that the arrangements are not SDAs. For Grantees subject to both Section 409A of the Code and the ITA, the terms of the Awards shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the ITA, to the extent practicable. If compliance with both Section 409A of the Code and the ITA is not practicable in connection with the Awards covered by this Agreement, the terms of the Awards and this Agreement remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion.

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TIM HORTONS INC.
By:
Name:
    Title:

GRANTEE
By:
Name:

SCHEDULE A

Grant Date	Cash Value (Cdn.$) on Grant Date	# and Type of DSUs*	Director Residency

Total of DSUs as of <>: <>
* Specify Formula DSUs, Voluntary Formula DSUs, Elective DSUs or Discretionary DSUs.

Notice Regarding Administrative Decisions made by the Committee

•
Grants and settlements of DSUs shall be determined in accordance with the Equity Grant and Settlement Policy (the "Policy") approved and adopted by the Human Resource and Compensation Committee of the Board of Directors of the Company, as may be amended from time to time.

•	No interest or other compensation shall accrue as a result of the delay between the date of the Board meeting and the actual DSU grant date as set forth in the Policy.

•	Consistent with Section 6 of the Agreement, DSUs are payable and will be settled in Canadian dollars.